EXHIBIT 5.1

Opinion of Gibson, Dunn & Crutcher LLP

October 20, 2010

St. Jude Medical, Inc.

One Lillehei Plaza

St. Paul, Minnesota 55117

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as outside legal counsel to St. Jude Medical, Inc., a Minnesota corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of up to 14,200,000 shares of the Company’s Common Stock, $.10 par value (the “Shares”), pursuant to the Company’s Registration Statement on Form S-4 filed on October 20, 2010 (the “Registration Statement”). The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 15, 2010, by and among the Company, AGA Medical Holdings, Inc., a Delaware corporation, and Asteroid Subsidiary Corporation, a Delaware corporation and an indirect wholly owned subsidiary of the Company (the “Merger Agreement”).

In rendering this opinion letter, we examined such documents as we deemed appropriate, including (a) the Company’s organizational documents, as amended to date, (b) the Merger Agreement, (c) the Registration Statement, and (d) relevant resolutions of the Board of Directors of the Company. We have also examined such other documents and made such other investigations as we have deemed necessary for the purposes of this opinion letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares are duly authorized for issuance, and, when issued in the manner contemplated by the Merger Agreement and the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus/offer to exchange that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP